                     ROYAL LIFE INSURANCE COMPANY OF AMERICA

                              CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Royal Life Insurance Company of America (the "Company"), hereby consent to and ratify the following action, such action to have the same force and effect as if taken at a meeting of the Board of Directors duly called and held for such purpose.

ESTABLISHMENT OF SEPARATE ACCOUNT TWO - VARIABLE LIFE

WHEREAS, Section 38a-433 of Connecticut General Statutes permits a domestic life insurance company to establish one or more separate accounts; and

WHEREAS, the Company desires to establish a separate account pursuant to the aforementioned Section 38a-433 in connection with the offer and sale of modified single premium variable life insurance contracts (the "Contracts").

NOW, THEREFORE, BE IT

RESOLVED, that the Company hereby establishes a separate account, to be initially designated "Separate Account Two" (hereinafter, the "Separate Account"), to which the Company will allocate such amounts as may be required in connection with the Contracts in accordance with Section 38a-433 and such other law and regulations as may be applicable; and be it further

RESOLVED, that consistent with the provisions of Section 38a-433, the income, gains and losses, realized or unrealized, from assets allocated to the Separate Account shall be credited to or charged against the Separate Account, without regard to income, gains or losses of the Company; and be it further

RESOLVED, that each Contract issued by the Company shall provide, in effect, that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to such account shall not be chargeable with liabilities arising out of any other business the Company may conduct; and be it further

RESOLVED, that the appropriate officers of the Company, and each of them, with full power to act without the others, be and hereby are severally authorized and directed to take all actions that, in their sole discretion, may be necessary or desirable from time to time (i) to establish and designate one or more investment divisions of the Separate Account, (ii) to redesignate or eliminate any such investment division, (iii) to change or modify the designation of the Separate Account to any other desirable and appropriate designation, (iv) to establish, amend, modify or change in accordance with applicable law and regulation the terms and conditions pursuant to which interests in the Separate Account will be sold to contract owners, (v) to establish, amend, modify or change such procedures, standards and other arrangements as may be necessary or appropriate for the operation of the Separate Account, and (vi) with advice of counsel, to comply with the requirements of such laws and regulations as may be applicable to the establishment and operation of the Separate Account; and be it further

RESOLVED, that the appropriate officers of the Company, and each of them, with full power to act without the others, be and hereby are severally authorized and directed to execute and deliver such papers, documents and instruments and to take such further action as they may deem necessary or desirable to carry out the purposes and intent of the foregoing resolutions.

 /s/ Gregory A. Boyko                       /s/ John P. Ginnetti
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Gregory A. Boyko                           John P. Ginnetti


 /s/ Lynda Godkin                           /s/ Thomas M. Marra
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Lynda Godkin                               Thomas M. Marra


 /s/ Lowndes A. Smith                       /s/ Raymond P. Welnicki
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Lowndes A. Smith                           Raymond P. Welnicki


 /s/  Lizabeth H. Zlatkus
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Lizabeth H. Zlatkus



Dated as of:  September 1, 1998